Edward Smolyansky and Ludmila Smolyansky Announce
Extension of Requested Response Deadline for
Pending Consent Solicitation

August 7, 2025

Edward Smolyansky and Ludmila Smolyansky, long-term shareholders of Lifeway Foods, Inc. (NASDAQ: LWAY) (the “Company” or “Lifeway”) who together exercise voting control with respect to approximately 26% of the outstanding shares of Lifeway today provided an update on the consent solicitation process that was initiated on July 2, 2025 with the filing of a definitive consent statement (the “Consent Statement”) with the U.S. Securities and Exchange Commission (“SEC”).

As disclosed in the Consent Statement, shareholders of Lifeway as of July 2, 2025 were previously requested to return signed and dated WHITE consent cards using the postage-paid envelope on or after July 8, 2025 and no later than August 1, 2025, and persons who held Lifeway shares in “street” name as of July 2, 2025 with a bank, brokerage firm, dealer, trust company or other nominee were requested to give instructions to consent to the proposals set forth in the Consent Statement to their bank, brokerage firm, dealer, trust company or other nominee on or after July 8, 2025 and no later than July 25, 2025.

As disclosed in the Consent Statement, notwithstanding the requested return deadlines described above, neither the Illinois Business Corporation Act nor the Company’s Second Amended and Restated By-Laws require that consents be submitted prior to a particular date or deadline in order to be effective.

Edward Smolyansky and Ludmila Smolyansky are continuing to seek consents pursuant to the Consent Statement and have extended the requested return deadlines described above. Shareholders of Lifeway as of July 2, 2025 are now requested to return signed and dated WHITE consent cards on or after July 8, 2025 and no later than September 30, 2025, and persons who held Lifeway shares in “street” name as of July 2, 2025 with a bank, brokerage firm, dealer, trust company or other nominee are hereby requested to give instructions to consent to the proposals set forth in the Consent Statement to their bank, brokerage firm, dealer, trust company or other nominee on or after July 8, 2025 and no later than September 30, 2025.

Any Lifeway shareholders as of July 2, 2025 that have questions, require assistance in executing their WHITE consent card or need additional copies of the Consent Statement, WHITE consent card, postage-paid envelope or other consent materials should contact Saratoga Proxy Consulting, LLC using the contact information provided below:

Saratoga Proxy Consulting, LLC

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Stockholders may call toll-free: (888) 368-0379

Email: info@saratogaproxy.com

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Important Information

This communication is not a request for a proxy to vote on, or shareholder consent with respect to, any matter. Any written solicitation of a proxy or shareholder consent by Mr. Smolyansky or Mrs. Smolyansky will be made through a definitive proxy statement or definitive consent statement, including the Consent Statement. Lifeway shareholders are urged to read the Consent Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Consent Statement and other relevant documents at sec.gov.

Participants in the Solicitation

Mr. Smolyansky and Mrs. Smolyansky filed the Consent Statement with the SEC on July 2, 2025, which relates to, among other matters, their intent to seek shareholder consents to remove Lifeway’s current board of directors and elect each of Ludmila Smolyansky, Edward Smolyansky, Richard Beleutz, Cindy Curry, Michael Leydervuder, George Sent, and Robert Whalen (each, a “Nominee”) as directors of Lifeway. In addition, Mr. Smolyansky filed a preliminary proxy statement with the SEC on April 16, 2025, relating to his intent to nominate each Nominee for election as directors of Lifeway at its 2025 annual meeting of shareholders. Each Nominee may be deemed to have an interest in any solicitation of written consents or proxies by Mr. Smolyansky and Mrs. Smolyansky, as applicable.

The participants (the “Participants”) in any solicitation of shareholder consents or proxies by Mr. Smolyansky or Mrs. Smolyansky may be deemed to be Mr. Smolyansky, Mrs. Smolyansky and each of the other Nominees. Lifeway shareholders can obtain information regarding the Participants and their direct and indirect interests, by security holdings or otherwise, in Appendix B to the Consent Statement, which information is incorporated herein by reference.

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